Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of The Clorox Company for the registration of 35,230 shares of its common stock and to the incorporation by reference therein of our reports dated August 22, 2006, with respect to the consolidated financial statements and schedule of The Clorox Company, The Clorox Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Clorox Company, included in its Annual Report (Form 10-K) for the year ended June 30, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young
San Francisco, California
October 11, 2006